Exhibit 99.1
4747 Bethesda Avenue, Suite 1100, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release

PEBBLEBROOK HOTEL TRUST ANNOUNCES EXERCISE IN FULL OF UNDERWRITERS’
OVER-ALLOTMENT OPTION AND SUBSEQUENT CLOSING OF PUBLIC OFFERING OF
6.375% SERIES G CUMULATIVE REDEEMABLE PREFERRED SHARES

BETHESDA, MD, MAY 13, 2021 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced it has closed its previously announced underwritten public offering of 9,200,000 of its 6.375% Series G Cumulative Redeemable Preferred Shares (the “Shares”), including 1,200,000 Shares sold pursuant to the exercise in full of the underwriters’ over-allotment option to purchase additional Shares, at a public offering price of $25.00 per share, for net proceeds of approximately $222 million, after deducting the underwriting discount and estimated offering-related expenses.

The Company contributed the net proceeds from the sale of the Shares to its operating partnership. The operating partnership will use 50% of the net proceeds to reduce its outstanding debt and 50% of the net proceeds for general corporate purposes, which may include acquiring and investing in hotel properties in accordance with the Company’s investment strategy.

Raymond James, Wells Fargo Securities, BofA Securities and BMO Capital Markets Corp. acted as the joint book-running managers of the offering. Truist Securities, US Bancorp and PNC Capital Markets LLC acted as senior co-managers. Stifel, BBVA, Capital One Securities, Regions Securities LLC, Scotiabank, SMBC Nikko and TD Securities acted as co-managers.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust (“REIT”) and a leading owner of urban and resort lifestyle hotels in the United States. The Company owns 52 hotels, totaling approximately 12,800 guest rooms across 14 urban and resort markets with a focus on the west coast gateway cities.

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Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330